Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 15, 2013 with respect to the balance sheet of Oxford Immunotec Global PLC and our report dated October 15, 2013 with respect to the consolidated financial statements of Oxford Immunotec Limited, included in the Registration Statement (Form S-1 No. 333-191737) and related Prospectus of Oxford Immunotec Global PLC for the registration of its ordinary shares.

/s/Ernst & Young LLP

Reading, United Kingdom

November 1, 2013